EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2017

Contact: Paul Richins	July 25, 2017
(801) 566-1200

Salt Lake City, Utah – In the second calendar quarter (2Q) and first half (1H) of 2017, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results which suggest the Company may significantly exceed previously announced goals for 2017.

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; EUR = Euros; and CAD = Canadian Dollars.  Currency amounts are in thousands, except per share amounts and where noted.

Summary of Financial Results

In USD terms, changes in 2Q and 1H 2017 consolidated income statement results compared to the same time periods in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	+ 3%	+ 1%
Gross Profit:	+ 10%	+ 8%
Operating Income:	+ 17%	+13%
Net Income:	+19%	+14%
Earnings Per Share:	+20%	+16%

The change in value of the USD had a somewhat greater negative impact on 2017 revenue results as it did in 2016 due primarily to the impact of BREXIT on the value of the GBP starting in late 2Q 2016. Revenues in 2Q 2017 and 1H 2017 would each have been about another 2% higher using the same foreign currency exchange (FX) rates as in the prior year ("constant dollars"). UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 2Q 2017 and 1H 2017 compared to the same periods in 2016 follow:

	2Q 17	2Q 16	Change	1H 17	1H 16	Change
GBP	1.279	1.430	(10.6%)	1.259	1.431	(12.0%)
EUR	1.108	1.123	( 1.3%)	1.085	1.115	( 2.7%)
AUD	0.750	0.746	+ 0.6%	0.755	0.736	+ 2.6%

UTMD's revenues invoiced in the above foreign currencies represented 23.3% of total consolidated USD sales in 2Q 2017 and 23.7% in 1H 2017.

The weighted average FX rate for CAD was 0.743 USD/CAD in 2Q 2017, and 0.749 USD/CAD in 1H 2017.  UTMD did not invoice customers in CAD in 2016.

UTMD's FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of June 2017 and the end of June 2016 follow:

	June 30, 2017	June 30, 2016	Change
GBP	1.299	1.325	( 2.0%)
EUR	1.141	1.108	+ 3.0%
AUD	0.768	0.744	+ 3.1%

UTMD profit margins in 2Q 2017 and 1H 2017 compared to 2Q 2016 and 1H 2016 follow:

	2Q 2017 (Apr – Jun)	2Q 2016 (Apr – Jun)	1H 2017 (Jan – Jun)	1H 2016 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	63.7%	59.6%	63.7%	60.0%
Operating Income Margin (operating profits/ sales):	46.5%	41.1%	46.3%	41.5%
Net Income Margin (profit after taxes/ sales):	35.7%	31.1%	35.1%	31.1%

UTMD's consolidated 2Q 2017 gross profit margin (GPM), which was consistent with 1Q 2017, confirmed the substantial benefit from UTMD starting to distribute directly to established Femcare users in Canada and France.

In addition to the GPM improvement, UTMD's Operating Income Margin (OIM) gained leverage from two other factors; 1) the 12% weaker GBP reduced Identifiable Intangible Asset (IIA) amortization expense $138 in USD terms out of a total reduction of $144 as the IIA were only GBP 4 lower, and 2) all other operating expenses (OE) were about 1% ($33) lower, as the increase in OE due to a new distribution facility in Canada ($99) was offset by the 12% weaker GBP when converting UK OE ($61) to USD and $40 lower U.S. acquisition expenses in 1H 2017 than in 1H 2016.

Net Income was further leveraged as a result of a consolidated income tax provision rate about two points lower than in the same periods in the prior year.  On April 1, the UK corporate income tax rate declined from 20% to 19%.  For foreign subsidiaries, the tax provision booked in consolidated results is based on taxable income in the applicable sovereignty, not based on U.S. GAAP Income Before Tax (EBT).  As UTMD held about $16 million in cash in USD currency in Ireland and UK subsidiary bank accounts, and the USD weakened relative to the applicable native currency, the resulting translation loss for each subsidiary created a tax credit in those subsidiaries. In summary, although there was not a corresponding translation loss for consolidated UTMD results, which are obviously expressed in USD, there was a tax provision benefit.

Earnings Per Share (EPS) for the most recent twelve months (TTM) were $3.49.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes, excluding the remeasured bank balance currency loss or gain and interest expense (EBITDA), were $20,254. 1H 2017 EBITDA were $11,236 compared to $10,200 in 1H 2016.

Compared to the end of June a year earlier, UTMD's cash and investment balances increased $4.4 million to $33,809. As a result, UTMD's current ratio as of June 30, 2017 grew to 10.0.  The balance of Intangible Assets declined $2.6 million from a year earlier due to amortization and the change in GBP FX rate.  Intangible assets were 37% of total assets on June 30, 2017 compared to 43% a year earlier.

Income Statement Summary.
Compared to 2Q 2016, sales in 2Q 2017 were $132 lower than they would have been with constant FX.  Compared to 1H 2016, sales in 1H 2017 were $301 lower than they would have been with constant FX.  As a result, constant currency USD sales for 2Q 2017 were up 4.5%, and 1H 2017 constant currency sales were up 2.9%.

In 2Q 2017 and 1H 2017, USD sales outside the U.S. (OUS) were 3% and 1% lower, respectively, due to the weaker GBP and fluctuation in international distributor purchases, despite the increased direct sales in Canada and France. U.S. Domestic sales, including direct sales to U.S. clinical facilities, OEM sales of components and finished devices to other companies, and sales of the Filshie Clip System to UTMD's exclusive U.S. distributor, CooperSurgical Inc. (CSI), were overall 11% and 4% higher in 2Q 2017 and 1H 2017, respectively, compared to 2Q 2016 and 1H 2016.  Domestic sales of the Filshie Clip System to CSI were 44% and 16% higher in 2Q 2017 and 1H 2017, respectively, compared to the same periods in 2016.  OEM sales were 8% and 4% higher in 2Q 2017 and 1H 2017, respectively. Direct sales to U.S. clinical facilities were 3% and 1% higher in 2Q 2017 and 1H 2017, respectively.

UTMD's consolidated GPM improved substantially primarily due to the conversion from distributor sales to direct end-user sales of the Filshie Clip System in France and Canada. Consolidated OE were $177 lower in 1H 2017 compared to 1H 2016.  Included in G&A expenses, the UK amortization of Identifiable Intangible Assets (IIA) was $138 lower due to the weaker GBP, accounting for most of the change. The combination of lower total operating expenses and higher gross profit margin spurred a 13% increase in 1H 2017 Operating Income (OI) with just a 1% increase in revenues. The 14% higher UTMD Net Income (NI) in 1H 2017 was a result of the 13% higher OI plus 1) a change in the income tax rate in the UK during 2Q 2017, and 2) a lower tax provision in the UK and Ireland based on translation of USD cash balances in those sovereignties when converted to their respective native currencies.

UTMD's repurchase of 50,000 of its shares in 4Q 2016 and slightly lower dilution from options further leveraged EPS.  EPS in 2Q 2017 were up 20%, $1.037 compared to $0.863 in 2Q 2016, and up 16% in 1H 2017, $1.985 compared to $1.716 in 1H 2016.  Based on the strong 1H 2017 financial performance, management must increase its beginning of year projection outlined in the 2016 SEC Form 10-K to an expectation of double-digit growth in NI and EPS for the 2017 year as a whole.

Sales.  U.S. domestic sales, which are obviously not affected by FX rate volatility, were 11% ($511) higher in 2Q 2017 than in 2Q 2016, and 4% ($435) higher in 1H 2017 than in 1H 2016.  Sales of Femcare's Filshie Clip System to CooperSurgical Inc. (CSI) for distribution in the U.S. were $366 higher in 2Q 2017 compared to 2Q 2016, and $330 higher in 1H 2017 compared to 1H 2016.  Femcare's sales to CSI were 23% of total domestic sales in 2Q 2017 compared to 17% in 2Q 2016, and 23% in 1H 2017 compared to 20% in 1H 2016. Domestic OEM sales were $59 higher in 2Q 2017 compared to 2Q 2016, and $63 higher in 1H 2017 compared to 1H 2016. Direct sales to U.S. user facilities were $85 higher in 2Q 2017 compared to 2Q 2016, and $41 higher in 1H 2017 compared to 1H 2016. Domestic sales were 49% of total consolidated sales in 2Q 2017 compared to 46% in 2Q 2016, and 50% in 1H 2017 compared to 48% in 1H 2016.

OUS sales consolidated in USD in 2Q 2017 were 3% ($172) lower than in 2Q 2016, and 1% ($138) lower in 1H 2017 than in 1H 2016. UK subsidiary USD-denominated trade sales, including direct sales to France clinical facilities, were 24% of total OUS sales in both 2Q 2017 and 1H 2017. Australia subsidiary USD sales were 11% of total OUS sales in both 2Q 2017 and 1H 2017.  Ireland subsidiary USD trade sales were 26% of total OUS sales in 2Q 2017 and 25% in 1H 2017.  Canada subsidiary USD sales were 15% of total OUS sales in both 2Q 2017 and 1H 2017.

In product categories, 2Q 2017 global blood pressure monitoring device/ components (BPM) sales were 12% ($301) lower, neonatal device sales were 2% ($25) lower, obstetrics device sales were 2% (+$24) higher, and gynecology/ electrosurgery (GYN) device sales were 12% (+$641) higher compared to 2Q 2016. For 1H 2017 compared to 1H 2016 global sales in product categories, BPM sales were 7% ($300) lower, neonatal device sales were 3% ($109) lower, obstetrics device sales were 2% ($45) lower, and GYN device sales were 7% (+$752) higher.

Looking forward, sales in 2H 2017 are expected to grow faster than they did in 1H 2017 from 1) CSI forecasts indicate 50% higher purchases than in 2H 2016, 2) a weaker USD is expected to have a favorable impact on foreign currency consolidated sales, and 3) Bayer has announced that as of September 2017, the Filshie Clip System's chief competing surgical contraceptive device, the Essure, will no longer be sold in the UK, Netherlands and Finland, places where UTMD has an established sales and marketing position.

Gross Profit.  Gross Profit (GP) is Revenues (sales) minus the cost of manufacturing products. UTMD's consolidated GPM was 63.7% in 2Q 2017 compared to 59.6% in 2Q 2016. The consolidated GPM in 1H 2017 was also 63.7%, compared to 60.0% in 1H 2016.  Manufacturing productivity was consistent with the prior year while direct sales in Canada and France at retail prices replaced distributor sales at wholesale prices in the prior year.

Operating Income. Operating Income (OI) is GP minus OE comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses. Consolidated USD-denominated OE were $1,859 in 2Q 2017 (17.2% of consolidated revenues) compared to $1,937 in 2Q 2016 (18.5% of consolidated revenues). Consolidated OE were $3,670 in 1H 2017 (17.4% of revenues) compared to $3,847 in 1H 2016 (18.5% of revenues).  In contrast to Revenues, in the case of OE, lower FX rates were accretive to financial results. The OE of UTMD's foreign subsidiaries in the aggregate in 2Q 2017 and 1H 2017 would have been $90 and $200 higher, respectively, in constant currency. Consolidated G&A expenses included non-cash expense from the amortization of IIA resulting from the Femcare acquisition of $510 (4.7% of consolidated revenues) in 2Q 2017 and $1,004 (4.8% of consolidated revenues) in 1H 2017, compared to $572 (5.4% of consolidated revenues) in 2Q 2016 and $1,148 (5.5% of consolidated revenues) in 1H 2016. The period to period differences in USD-denominated IIA amortization expense were predominantly FX-related since the IIA amortization expense was GBP 798 in 1H 2017 compared to GBP 802 in 1H 2016.

Due to higher GP and lower OE, OI in 2Q 2017 and 1H 2017 was $5,034 and $9,758 respectively, compared to $4,315 and $8,627 in 2Q 2016 and 1H 2016 respectively. UTMD's 2Q and 1H 2017 continued excellent OIM was 46.5% and 46.3% respectively, compared to 41.1% and 41.5% in the same periods of 2016.

Income before Tax (EBT).  Income before tax (EBT) results from subtracting net non‑operating expense (NOE) from, or adding net non-operating income (NOI) to, OI. NOE includes 1) loan interest, 2) bank fees and 3) losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, minus NOI from 1) rent of underutilized property, 2) investment income and 3) royalties received from licensing the Company's technology. NOI is negative NOE.

Consolidated 2Q 2017 EBT was $5,057 (46.7% of sales) compared to $4,379 (41.7% of sales) in 2Q 2016. In 2Q 2017, UTMD had NOI of $23 compared to NOI of $63 in 2Q 2016. Consolidated 1H 2017 EBT was $9,807 (46.5% of sales) compared to $8,792 (42.3% of sales) in 1H 2016. In 1H 2017, UTMD had NOI of $49 compared to NOI of $164 in 1H 2016. The higher NOI in 1H 2016 was due to a $110 remeasured currency gain in ending 1H 2016 EUR balances in the UK which did not recur in 2017.

The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,512 in 1H 2017 compared to EUR 1,600 in 1H 2016. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 2,306 in 1H 2017 compared to GBP 1,808 in 1H 2016.  The 1H 2017 EBT of Utah Medical Products Canada, Inc. was CAD 1,062.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2017 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $5,779 compared to $5,098 in 2Q 2016. Adjusted consolidated EBITDA in 1H 2017 were $11,236 compared to $10,200 in 1H 2016. Based on this performance, management now projects more than a $2 million increase in adjusted EBITDA for the year.

Net Income. Net Income (NI) in 2Q 2017 of $3,870 was 19% ($611) higher than the NI of $3,259 in 2Q 2016.  The consolidated income tax provision rate in 2Q 2017 was 23.5% compared to 25.6% for 2Q 2016. NI in 1H 2017 of $7,405 was 14% ($930) higher than the NI of $6,476 in 1H 2016. The consolidated income tax provision rates were 24.5% in 1H 2017 and 26.3% in 1H 2016. UTMD's NIM, NI divided by consolidated revenues, was 35.7% in 2Q 2017 and 35.1% in 1H 2017. The NIMs for 2Q 2016 and 1H 2016 were both 31.1%. As UTMD stockholders appreciate, this consistent year-after-year high NIM performance remains unmatched among publicly-traded companies in the industry.

Earnings Per Share (EPS).  EPS in 2Q 2017 were $1.037 and in 1H 2017 were $1.985.  With some help from lower diluted shares outstanding, 2Q 2017 EPS increased 20% (17.4 cents) compared to 2Q 2016, and 1H 2017 EPS increased 16% (26.9 cents) compared to 1H 2016. Looking forward, management is now projecting 2017 EPS greater than $3.60.

Diluted shares outstanding used to calculate 2Q 2017 EPS were 3,731,859 compared to 3,776,304 in 2Q 2016.  The number of shares added as a dilution factor in 2Q 2017 was 15,686 compared to 17,906 in 2Q 2016. Diluted shares outstanding used to calculate 1H 2017 EPS declined to 3,730,478 from 3,773,453 in 1H 2016.  The number of shares added as a dilution factor in 1H 2017 was 15,253 compared to 17,899 in 1H 2016. Although UTMD has not to date in 2017 repurchased any of its shares in the open market, in 4Q 2016 UTMD repurchased 50,000 shares which accounts for the lower outstanding shares in 1H 2017 compared to 1H 2016.

Outstanding shares at the end of 2Q 2017 were 3,717,990 which included 1H 2017 employee and outside director option exercises of 4,860 shares.  The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at June 30, 2017 was 62,324 shares at an average exercise price of $46.15/ share, including shares awarded but not vested. This compares to 51,861 unexercised option shares outstanding at June 30, 2016 at an average exercise price of $39.59/ share. No option shares have been awarded to date in 2017.

The closing share price at the end of 2Q 2017 was $72.40 compared to $72.75 at the end of calendar year 2016, and $63.00 at the end of 2Q 2016.

UTMD's June 30, 2017 balance sheet compared with its December 31, 2016 balance sheet demonstrates continued strengthening. Working capital increased $7,550 in 1H 2017. Capital expenditures for property and equipment were $114 in 1H 2017, compared to depreciation expense of $330. In 2Q 2017 UTMD distributed $985 in cash dividends to its stockholders.

Key balance sheet changes as of June 30, 2017 from the end of 2016:

[Million $$]
Cash & Investments:	+7.4
Trade Receivables:	+1.3
Inventory:	+0.3
Intangible Assets (net):	+0.3
Total Current Liabilities:	+1.4
Stockholders' Equity:	+8.0

Financial ratios as of June 30, 2017 follow:

1)	Current Ratio = 10.0
2)	Days in Receivables (based on 2Q 2017 sales activity) = 37
3)	Average Inventory Turns (based on 2Q 2017 CGS) = 3.3
4)	Year-to-Date ROE = 20% (prior to dividend payments)
= 15% (after accrual of shareholder dividends)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, the effect of Bayer's recently announced decision to stop selling Essure in some countries, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2017 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., please visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2017	2Q 2016	Percent Change
Net Sales	$10,829	$10,490	+3.2%
Gross Profit	6,893	6,252	+10.3%
Operating Income	5,034	4,315	+16.7%
Income Before Tax	5,057	4,379	+15.5%
Net Income	3,870	3,259	+18.7%
Earnings Per Share	$1.037	$0.863	+20.2%
Shares Outstanding (diluted)	3,732	3,776

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2017	1H 2016	Percent Change
Net Sales	$21,088	$20,791	+1.4%
Gross Profit	13,428	12,475	+7.6%
Operating Income	9,758	8,627	+13.1%
Income Before Tax	9,807	8,792	+11.5%
Net Income	7,405	6,476	+14.4%
Earnings Per Share	$1.985	$1.716	+15.7%
Shares Outstanding (diluted)	3,730	3,773

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2017	(unaudited) MAR 31, 2017	(audited) DEC 31, 2016	(unaudited) JUN 30, 2016
Assets
Cash & Investments	$33,809	$30,743	$26,360	$29,440
Accounts & Other Receivables, Net	4,473	4,178	3,211	4,976
Inventories	4,798	4,764	4,542	4,103
Other Current Assets	709	830	754	705
Total Current Assets	43,789	40,515	34,867	39,224
Property & Equipment, Net	10,145	10,015	9,966	7,191
Intangible Assets, Net	32,011	31,638	31,751	34,628
Total Assets	$85,945	$82,168	$76,584	$81,043
Liabilities & Stockholders' Equity
Total Current Liabilities	$4,394	$5,366	$3,022	$5,184
Deferred Tax Liability – Intangible Assets	3,178	3,160	3,209	3,784
Deferred Revenue and Income Taxes	1,120	1,103	1,109	1,004
Stockholders' Equity	77,253	72,539	69,244	71,071
Total Liabilities & Stockholders' Equity	$85,945	$82,168	$76,584	$81,043